FOR IMMEDIATE RELEASE
May 2, 2019

Genesis Energy, L.P. Reports First Quarter 2019 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its first quarter results.
We generated the following financial results for the first quarter of 2019:

•	Net Income Attributable to Genesis Energy, L.P. of $16.0 million for the first quarter of 2019 compared to Net Income Attributable to Genesis Energy, L.P. of $8.0 million for the same period in 2018.

•	Cash Flows from Operating Activities of $114.0 million for the first quarter of 2019 compared to $86.3 million for the same period in 2018, an increase of $27.7 million.

•	Total Segment Margin in the first quarter of 2019 of $173.6 million.

•	Available Cash before Reserves of $95.9 million for the first quarter of 2019, which provided 1.42X coverage for the quarterly distribution of $0.55 per common unit attributable to the first quarter.

•
We declared distributions on our preferred units in the form of 364,180 additional convertible preferred units attributable to the first two months of the quarter and a cash distribution of $0.2458 for each preferred unit attributable to the last month of the quarter, which equates to a cash distribution of approximately $6.1 million and is reflected as a reduction to Available Cash before Reserves to common unitholders.

•
Adjusted EBITDA of $164.0 million for the first quarter of 2019. Our bank leverage ratio, calculated consistent with our credit agreement, is 5.08X as of March 31, 2019 and is discussed further in this release.

Grant Sims, CEO of Genesis Energy, said, “We are pleased to announce Total Segment Margin of $173.6 million in the quarter which was negatively impacted by several non-recurring events that have or are expected to be resolved in the near future. Despite these challenges, we remain on track with our previously announced guidance for 2019.
During the quarter, our soda ash operations experienced lower production volumes due to unscheduled downtime caused by an electrical transformer failure at one of our production facilities which reduced quarterly segment margin by approximately $5.0 million. The transformer has since been replaced and we are back to running at full capacity. We expect to offset this first quarter negative with higher volumes and stronger pricing in both the domestic and export markets and remain on track for our full year guidance for 2019. The international market supply/demand balance continues to remain tight, and we believe prices are likely to strengthen in the coming years.
Our onshore facilities and transportation segment experienced a negative impact from the Alberta government’s imposed production curtailments, which was reflected in our first quarter with approximately zero volumes moved through our Scenic Station facility in February and March. On a sequential basis, this reduced segment margin by approximately $6.5 million assuming that volumes would have remained the same with the fourth quarter of 2018. Physical volumes resumed in April, albeit below the minimum take-or-pay volumes, but we now expect volumes in May and June to be at or above our minimum take-or-pay volumes. Future spreads indicate a tightening in takeaway capacity thus making rail movements out of Alberta economical. We expect our main customer to utilize pre-paid transportation credits from the first quarter for any over performance in the second quarter with any continued over performance not being reflected in our results until the second half of 2019.
Margin contribution from our marine transportation segment continues to perform at expectations. We remain optimistic that we are at the bottom for the quarterly segment contribution from our entire fleet of assets, and recent strength in near term day rates and utilization rates is reflective of an ever-so-slightly tightening market.

Our refinery services business continues to perform at expectations and we believe it will continue to do so for the foreseeable future.
Turning to our offshore business, during the quarter we saw increased volumes across our asset footprint and we began receiving volumes on Poseidon and CHOPS from production delivered to us by a third party pipeline that has insufficient capacity to directly deliver all of its committed volumes to shore. Given the activity levels in the Gulf of Mexico and our excess capacity and connectivity to multiple markets on certain of our systems, we expect to continue to benefit from this trend for the foreseeable future.
We remain on track to exit 2019 with an additional 40-50 thousand barrels per day, or kbd, relative to the fourth quarter of 2018, from infield development drilling and sub-sea tiebacks, including the LLOG-operated Buckskin prospect. Our team continues to finalize agreements adding incremental, dedicated volumes approaching 80 kbd in 2020 (including Atlantis Phase 3), 70 kbd in 2021 and 150 kbd in 2022 (including Mad Dog 2), none of which requires any capital expenditures by us. We are in early but active discussions regarding incremental volumes that could possibly come in the 2022-2025 time-frame. We believe we are well positioned to capture incremental volumes as we are the only major pipeline operator in the central Gulf that does not have affiliated capacity production to be concerned with and has current significant excess capacity to shore However, unless and until the parties enter into definitive agreements, there is no guarantee that we will be successful in capturing some or any of these volumes.
Our businesses generated financial results that provided 1.42X coverage to our common unitholders, inclusive of the preferred cash distribution, and a leverage ratio that slightly decreased on a sequential basis. We expect our coverage ratio to be slightly lower in future periods, everything else the same, as we move completely out of the paid-in-kind period on our preferred units. We currently expect for our quarterly distribution rate to remain at $0.55 per common unit for the foreseeable future.
Our outlook for the remainder of 2019 remains unchanged from our previously stated guidance. We continue to enjoy a strong distribution coverage ratio and will use any excess cash flow to repay amounts outstanding under our revolving credit facility or to internally fund potential organic growth opportunities. This coupled with our expected growth from our existing asset footprint, which requires little or no capital, keeps us on track to naturally de-lever our balance sheet. We remain encouraged by our view of the operating environment for our businesses in 2019, especially in the Gulf of Mexico with a number of exciting tie-backs being completed in the second half of the year. As always, we intend to be prudent and diligent in maintaining our financial flexibility to allow the partnership to opportunistically build long term value for all stakeholders without ever losing our commitment to safe, reliable and responsible operations.”

Financial Results
Segment Margin
Variances between the first quarter of 2019 (the “2019 Quarter”) and the first quarter of 2018 (the “2018 Quarter”) in these components are explained below.
Segment margin results for the 2019 Quarter and 2018 Quarter were as follows:

	Three Months Ended March 31,
	2019	2018
	(in thousands)
Offshore pipeline transportation	$76,390	$73,173
Sodium minerals and sulfur services	58,639	64,391
Onshore facilities and transportation	25,603	21,689
Marine transportation	12,932	10,987
Total Segment Margin	$173,564	$170,240

Offshore pipeline transportation Segment Margin for the 2019 Quarter increased $3.2 million, or 4%, from the 2018 Quarter, primarily due to higher volumes on our crude oil pipeline systems. These increased volumes more than offset the approximately $3.9 million in pipeline capacity reservation fees, related to our interest in Poseidon Oil Pipeline, LLC ("Poseidon"), that we received during the 2018 Quarter. These minimum bill payments ended during June 2018. During the 2019 Quarter, we began receiving volumes on our CHOPS and Poseidon pipeline systems, due to deliveries from a third party pipeline that has insufficient capacity to directly deliver all of its committed volume to shore. Additionally, we are still anticipating several new dedicated tie-backs scheduled to come on-line in the second half of the year representing up to an additional 40-50 thousand barrels per day, or kbd, of throughput exiting 2019.
Sodium minerals and sulfur services Segment Margin for the 2019 Quarter decreased $5.8 million, or 9%, from the 2018 Quarter. This decrease is primarily due to lower soda ash volumes during the 2019 Quarter, which was due to the timing of certain maintenance activities and temporary electrical equipment failures at our plant sites that drove lower production volumes. Overall, the contributions from our soda ash business (our "Alkali Business") have continued to exceed our expectations and we expect continued strong performance throughout the remainder of 2019. Costs impacting the results of our Alkali Business, many of which are similar in nature to costs related to our sulfur removal business, include costs associated with processing and producing soda ash (and other alkali products) and marketing and selling activities. In addition, costs include activities associated with mining and extracting trona ore (including energy costs and employee compensation). Additionally, our refinery services business continues to perform as expected. NaHS volumes slightly decreased during the 2019 Quarter due to lower deliveries to certain of our international mining customers, primarily located in South America, and our domestic pulp and paper customers.
Onshore facilities and transportation Segment Margin for the 2019 Quarter increased by $3.9 million, or 18%, from the 2018 Quarter. The 2019 Quarter was positively impacted by overall increased rail unload volumes at our Raceland facility relative to the 2018 Quarter. The total volumes at our Baton Rouge facilities, including rail, terminal and pipeline volumes, slightly declined overall due to the previously mentioned production curtailments in Alberta. However, we were able to recognize our minimum take or pay obligation in segment margin during the 2019 Quarter. This was offset partially by the margin recognized during the 2018 Quarter associated with our previously owned Powder River midstream assets that were divested in the fourth quarter of 2018.
Marine transportation Segment Margin for the 2019 Quarter increased $1.9 million, or 18%, from the 2018 Quarter. The increase in Segment Margin is primarily attributable to higher overall utilization and improved day rates in both our spot and shorter term contracts. While we have seen a slight uptick in day rates, we have continued to enter into short term contracts (less than a year) in both the inland and offshore markets because we believe the day rates currently being offered by the market are still near cyclical lows. These increases were partially offset by an increase in operating costs during the 2019 Quarter due to an increase in our dry-docking costs.

Other Components of Net Income
In the 2019 Quarter, we recorded Net Income Attributable to Genesis Energy, L.P. of $16.0 million compared to Net Income Attributable to Genesis Energy, L.P. of $8.0 million in the 2018 Quarter. Net Income Attributable to Genesis Energy, L.P. in the 2019 Quarter benefited from an increase in segment margin of $3.3 million and an increase in equity in earnings of equity investees of $2.4 million, which was offset by higher depreciation, depletion, and amortization expense of $2.4 million. Additionally, the 2018 Quarter was negatively impacted by a loss on debt extinguishment associated with the redemption of our 2021 senior unsecured notes of $3.3 million.
Earnings Conference Call

We will broadcast our Earnings Conference Call on Thursday, May 2, 2019, at 8:30 a.m. Central time (9:30 a.m. Eastern time). This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.
Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, sodium minerals and sulfur services, marine transportation and onshore facilities and transportation. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except per unit amounts)

	Three Months Ended March 31,
	2019	2018
REVENUES	$620,009	$725,808

COSTS AND EXPENSES:
Costs of sales and operating expenses	468,656	579,798
General and administrative expenses	11,686	11,674
Depreciation, depletion and amortization	77,638	75,255
OPERATING INCOME	62,029	59,081
Equity in earnings of equity investees	12,997	10,572
Interest expense	(55,701)	(56,136)
Other expense	(2,976)	(5,244)
INCOME BEFORE INCOME TAXES	16,349	8,273
Income tax expense	(402)	(375)
NET INCOME	15,947	7,898
Net loss attributable to noncontrolling interests	7	136
NET INCOME ATTRIBUTABLE TO GENESIS ENERGY, L.P.	$15,954	$8,034
Less: Accumulated distributions attributable to Class A Convertible Preferred Units	(18,415)	(16,888)
NET LOSS AVAILABLE TO COMMON UNITHOLDERS	$(2,461)	$(8,854)
NET LOSS PER COMMON UNIT:
Basic and Diluted	$(0.02)	$(0.07)
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	122,579	122,579

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended March 31,
	2019	2018
Offshore Pipeline Transportation Segment
Crude oil pipelines (barrels/day unless otherwise noted):
CHOPS	241,754	199,721
Poseidon (1)	253,469	238,693
Odyssey (1)	151,877	109,365
GOPL	8,337	9,756
Offshore crude oil pipelines total	655,437	557,535

Natural gas transportation volumes (MMbtus/d) (1)	419,999	464,757

Sodium Minerals and Sulfur Services Segment
NaHS (dry short tons sold)	35,743	37,214
Soda Ash volumes (short tons sold)	870,529	917,000
NaOH (caustic soda) volumes (dry short tons sold) (2)	20,802	30,260

Onshore Facilities and Transportation Segment
Crude oil pipelines (barrels/day):
Texas	42,981	29,526
Jay	11,483	16,911
Mississippi	5,916	7,613
Louisiana (3)	95,824	115,188
Wyoming	—	31,189
Onshore crude oil pipelines total	156,204	200,427

Free State- CO2 Pipeline (Mcf/day)	105,991	96,709

Crude oil and petroleum products sales (barrels/day)	33,752	52,376

Rail load/unload volumes (barrels/day) (4)	85,090	52,681

Marine Transportation Segment
Inland Fleet Utilization Percentage (5)	96.6%	92.2%
Offshore Fleet Utilization Percentage (5)	96.3%	94.7%

(1) Volumes for our equity method investees are presented on a 100% basis. We own 64% of Poseidon and 29% of Odyssey, as well as equity interests in various other entities.
(2) Caustic soda sales volumes also include volumes sold from our Alkali Business.
(3) Total daily volume for the three months ended March 31, 2019 includes 52,302 barrels per day of intermediate refined products associated with our Port of Baton Rouge Terminal pipelines. Total daily volume for the three months ended March 31, 2018 includes 40,330 barrels per day of intermediate refined products associated with our Port of Baton Rouge Terminal pipelines.
(4) Indicates total barrels for which fees were charged for unloading at all rail facilities.
(5) Utilization rates are based on a 365 day year, as adjusted for planned downtime and dry-docking.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(in thousands, except number of units)

	March 31, 2019	December 31, 2018
ASSETS
Cash and cash equivalents	$11,204	$10,300
Accounts receivable - trade, net	307,390	323,462
Inventories	80,147	73,531
Other current assets	41,329	35,986
Total current assets	440,070	443,279
Fixed assets and mineral leaseholds, net	4,937,439	4,977,514
Investment in direct financing leases, net	114,704	116,925
Equity investees	350,258	355,085
Intangible assets, net	150,494	162,602
Goodwill	301,959	301,959
Right of use assets, net	200,788	—
Other assets, net	119,099	121,707
Total assets	$6,614,811	$6,479,071
LIABILITIES AND CAPITAL
Accounts payable - trade	$144,629	$127,327
Accrued liabilities	258,337	205,507
Total current liabilities	402,966	332,834
Senior secured credit facility	942,000	970,100
Senior unsecured notes, net of debt issuance costs	2,464,247	2,462,363
Deferred tax liabilities	12,828	12,576
Other long-term liabilities	402,610	259,198
Total liabilities	4,224,651	4,037,071
Mezzanine capital:
Class A convertible preferred units	778,508	761,466
Partners' capital:
Common unitholders	1,621,314	1,690,799
Accumulated other comprehensive income	939	939
Noncontrolling interests	(10,601)	(11,204)
Total partners' capital	1,611,652	1,680,534
Total liabilities, mezzanine capital and partners' capital	$6,614,811	$6,479,071

Common Units Data:
Total common units outstanding	122,579,218	122,579,218

GENESIS ENERGY, L.P.
RECONCILIATION OF NET INCOME TO SEGMENT MARGIN - UNAUDITED

(in thousands)

	Three Months Ended March 31,
	2019	2018
Net income attributable to Genesis Energy, L.P.	$15,954	$8,034
Corporate general and administrative expenses	11,100	10,460
Depreciation, depletion, amortization and accretion	79,937	78,008
Interest expense, net	55,701	56,136
Income tax expense	402	375
Equity compensation adjustments	65	(76)
Provision for leased items no longer in use	(190)	186
Plus (minus) Select Items, net	10,595	17,117
Segment Margin (1)	$173,564	$170,240
(1) See definition of Segment Margin later in this press release.

GENESIS ENERGY, L.P.
RECONCILIATIONS OF NET INCOME TO ADJUSTED EBITDA AND AVAILABLE CASH BEFORE RESERVES- UNAUDITED

(in thousands)

	Three Months Ended March 31,
	2019	2018
	(in thousands)
Net income attributable to Genesis Energy, L.P.	$15,954	$8,034
Interest expense, net	55,701	56,136
Income tax expense	402	375
Depreciation, depletion, amortization, and accretion	79,937	78,008
EBITDA	151,994	142,553
Plus (minus) Select Items, net	12,016	19,597
Adjusted EBITDA, net	164,010	162,150
Maintenance capital utilized(1)	(6,125)	(4,300)
Interest expense, net	(55,701)	(56,136)
Cash tax expense	(150)	(150)
Cash distributions to preferred unitholders	(6,138)	—
Other	—	6
Available Cash before Reserves(2)	$95,896	$101,570

(1)
Maintenance capital expenditures in the 2019 Quarter and 2018 Quarter were $18.0 million and $10.0 million, respectively. Our maintenance capital expenditures are principally associated with our alkali and marine transportation businesses.

(2)	Represents the Available Cash before Reserves to common unitholders.

GENESIS ENERGY, L.P.
RECONCILIATION OF NET CASH FLOWS FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA - UNAUDITED

(in thousands)

	Three Months Ended March 31,
	2019	2018
Cash Flows from Operating Activities	$114,021	$86,328
Adjustments to reconcile net cash flow provided by operating activities to Adjusted EBITDA:
Interest Expense, net	55,701	56,136
Amortization of debt issuance costs and discount	(2,682)	(4,161)
Effects of available cash from equity method investees not included in operating cash flows (1)	5,425	9,277
Net effect of changes in components of operating assets and liabilities	(3,200)	3,782
Non-cash effect of long-term incentive compensation expense	(1,702)	(20)
Expenses related to acquiring or constructing growth capital assets	117	1,687
Differences in timing of cash receipts for certain contractual arrangements (1)	(2,287)	(3,331)
Loss on debt extinguishment	—	3,339
Other items, net	(1,383)	9,113
Adjusted EBITDA	$164,010	$162,150
(1) Includes the difference in timing of cash receipts from customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our Non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-ADJUSTED CONSOLIDATED EBITDA RATIO - UNAUDITED

(in thousands)

March 31, 2019
Senior secured credit facility	$942,000
Senior unsecured notes	2,464,247
Less: Outstanding inventory financing sublimit borrowings	(23,600)
Less: Cash and cash equivalents	(11,204)
Adjusted Debt (1)	$3,371,443

Pro Forma LTM
March 31, 2019
Consolidated EBITDA (per our senior secured credit facility) (2)	$674,891
Acquisitions, material projects and other Consolidated EBITDA adjustments (3)	(10,753)
Adjusted Consolidated EBITDA (per our senior secured credit facility) (4)	$664,138

Adjusted Debt-to-Adjusted Consolidated EBITDA	5.08X

(1) We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (including any unamortized premiums or discounts) less the amount outstanding under our inventory financing sublimit, less cash and cash equivalents on hand at the end of the period.

(2) Consolidated EBITDA for the four-quarter period ending with the most recent quarter, as calculated under our senior secured credit facility.

(3) This amount reflects the adjustment we are permitted to make under our senior secured credit facility for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA from material projects (i.e. organic growth) and includes Adjusted EBITDA (using historical amounts and other permitted amounts) since the beginning of the calculation period attributable to each acquisition completed during such calculation period, regardless of the date on which such acquisition was actually completed. This adjustment may not be indicative of future results.

(4) Adjusted Consolidated EBITDA for the four-quarter period ending with the most recent quarter, as calculated under our senior secured credit facility.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including but not limited to statements relating to future financial and operating results and our strategy and plans, are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products, the timing and success of business development efforts and other uncertainties. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.

NON-GAAP MEASURES
This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of Adjusted EBITDA and total Available Cash before Reserves. In this press release, we also present total Segment Margin as if it were a non-GAAP measure. Our Non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our Available Cash before Reserves, Adjusted EBITDA and total Segment Margin measures are just three of the relevant data points considered from time to time.

When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team have access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance, liquidity and similar measures; income; cash flow; and expectations for us, and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.
AVAILABLE CASH BEFORE RESERVES
Purposes, Uses and Definition
Available Cash before Reserves, also referred to as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements  such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets;

(2)	our operating performance;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)
our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.

We define Available Cash before Reserves ("Available Cash before Reserves") as Adjusted EBITDA as adjusted for certain items, the most significant of which in the relevant reporting periods have been the sum of maintenance capital utilized, net cash interest expense, cash tax expense, and cash distributions paid to our Class A convertible preferred unitholders.

Disclosure Format Relating to Maintenance Capital
We use a modified format relating to maintenance capital requirements because our maintenance capital expenditures vary materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Requirements
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.
Initially, substantially all of our maintenance capital expenditures were (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.
As we exist today, a substantial amount of our maintenance capital expenditures from time to time will be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.
In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s recently increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves. Our maintenance capital utilized measure, which is described in more detail below, constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Utilized
We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.
Because we did not initially use our maintenance capital utilized measure, our future maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013.
ADJUSTED EBITDA
Purposes, Uses and Definition
Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;

(2)	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)	our ability to make certain discretionary payments, such as distributions on our units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Adjusted EBITDA (“Adjusted EBITDA”) as earnings before interest, taxes, depreciation and amortization (including impairment, write-offs, accretion and similar items, often referred to as EBITDA) after eliminating other non-cash revenues, expenses, gains, losses and charges (including any loss on asset dispositions), plus or minus certain other select items that we view as not indicative of our core operating results (collectively, "Select Items"). Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results. The most significant Select Items in the relevant reporting periods are set forth below.
The table below includes the Select Items discussed above as applicable to the reconciliation of Adjusted EBITDA and Available Cash before Reserves to net income:

		Three Months Ended March 31,
		2019	2018
I.	Applicable to all Non-GAAP Measures
	Differences in timing of cash receipts for certain contractual arrangements (1)	$(2,287)	$(3,331)
	Adjustment regarding direct financing leases (2)	2,028	1,839
	Certain non-cash items:
	Unrealized loss on derivative transactions excluding fair value hedges, net of changes in inventory value	3,865	2,181
	Loss on debt extinguishment	—	3,339
	Adjustment regarding equity investees (3)	4,828	9,057
	Other	2,161	4,032
	Sub-total Select Items, net (4)	10,595	17,117
II.	Applicable only to Adjusted EBITDA and Available Cash before Reserves
	Certain transaction costs (5)	117	1,687
	Equity compensation adjustments	(137)	(156)
	Other	1,441	949
	Total Select Items, net (6)	$12,016	$19,597
(1) Includes the difference in timing of cash receipts from customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our Non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(2) Represents the net effect of adding cash receipts from direct financing leases and deducting expenses relating to direct financing leases.
(3) Represents the net effect of adding distributions from equity investees and deducting earnings of equity investees net to us.
(4) Represents all Select Items applicable to Segment Margin, Adjusted EBITDA and Available Cash before Reserves.
(5) Represents transaction costs relating to certain merger, acquisition, transition, and financing transactions incurred in acquisition activities.
(6) Represents Select Items applicable to Adjusted EBITDA and Available Cash before Reserves.
SEGMENT MARGIN
Our chief operating decision maker (our Chief Executive Officer) evaluates segment performance based on a variety of measures including Segment Margin, segment volumes where relevant and capital investment. We define Segment Margin as revenues less product costs, operating expenses, and segment general and administrative expenses, after eliminating gain or loss on sale of assets, plus or minus applicable Select Items. Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results.

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Contact:
Genesis Energy, L.P.
Ryan Sims
SVP - Finance and Corporate Development
(713) 860-2521